Exhibit 99.1 Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

Michael E. Henry Retires as Chairman of Jack Henry & Associates, Inc.
MONETT, MO, August 24, 2012 - Jack Henry & Associates, Inc. (NASDAQ:JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry today announced the resignation of Michael E. Henry as Chairman of the Board of Directors. Henry, who started with the company in 1979, has served as Chairman since 1994.

The company also announced that John F. “Jack” Prim, CEO of Jack Henry & Associates, has been elected by the board to serve as its new Chairman. Prim, who has been on the board since 2007, will continue to oversee the company as CEO.

“It has been a great privilege for me to serve Jack Henry & Associates in a variety of positions at the Company and on the Board,“ said Henry. “During that time, we have grown the company from a small, well-run company to a national leader and highly respected brand in the banking, credit union and payments industries. The Company, our customers, partners and shareholders are well positioned to continue to drive Jack Henry & Associates forward.”

In conjunction with these changes, the Company's independent directors have appointed Matthew C. Flanigan to serve as “Lead Director.” In this role he will coordinate activities of the directors, advise on meeting agendas and chair meetings of the Board and the Stockholders in the absence of the Chairman. Mr. Flanigan has served as an independent director of Jack Henry & Associates since 2007 and is employed as Senior Vice President and Chief Financial Officer of Leggett & Platt, Incorporated.

About Jack Henry & Associates, Inc.

Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its technology solutions serve more than 11,900 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms. Additional information is available at www.jackhenry.com.